Exhibit 99.1

Factory Card & Party Outlet Corp. Announces Sales for May and First
             Quarter Results to Be Released June 19, 2007

    NAPERVILLE, Ill.--(BUSINESS WIRE)--June 7, 2007--Factory Card & Party Outlet Corp. (NASDAQ:FCPO) announced today that net sales for the four-week period ended June 2, 2007 decreased 2.5 percent from the four-week period ended June 3, 2006. Comparable store sales for the four-week period ended June 2, 2007 decreased 0.6 percent from the prior year.

                                                    Percent Change
         Net Sales          June 2,    June 3,     Total    Comparable
   (dollars in millions)     2007     2006 (1)     Sales      Sales
                           ---------- ---------- ---------- ----------
 4 weeks ended                 $23.7      $24.3      (2.5)%     (0.6)%
17 weeks ended                 $80.9      $82.9      (2.4)%     (1.0)%

    (1) Prior year sales do not reflect prior year fiscal period sales as they have been restated for comparability consistent with the National Retail Federation calendar.

    The Company also announced today that it will report financial results for the fiscal first quarter, ended May 5, 2007, on Tuesday, June 19, 2007.

    Factory Card & Party Outlet management will host a conference call at 9:00 a.m. CDST that day to review financial results and other corporate events. The call can be accessed by dialing (888) 281-0917 and referencing conference ID code 3449384 or via the Internet at http://audioevent.mshow.com/333212. Participants are asked to call the assigned number or access the listed URL approximately 10 minutes before the call begins.

    A replay of the call will be available two hours after its conclusion, for the following 30 days, by dialing (800) 642-1687 and referencing conference ID code 3449384, accessing http://audioevent.mshow.com/333212, or by visiting the Company's
Corporate Information page at http://www.factorycard.com.

    Factory Card & Party Outlet (www.factorycard.com) based in Naperville, Illinois, is the largest publicly traded retail party chain in the United States. Factory Card & Party Outlet currently operates 185 Company-owned retail stores in 20 states, offering a wide selection of party supplies, greeting cards, giftwrap, balloons, everyday and seasonal merchandise, and other special occasion merchandise at everyday value prices.

    Certain statements in this news release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, year-end adjustments and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements express or implied by such forward-looking statements.

    In general, the results, performance or achievements of the Company and its stores and the value of the Company's common stock are dependent upon a number of factors including, without limitation, the dependence on key personnel; competition, ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; and other factors both referenced and not referenced in the Company's filings with the Securities and Exchange Commission.

    CONTACT: Factory Card & Party Outlet Corp.
             Tim Benson
             (630) 579-2231
             tbenson@factorycard.com